Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS Second Amended and Restated Loan And Security Agreement (this “Agreement”), dated as of February 17, 2022 (the “Execution Date”), is by and among (i) Creative Realities, Inc., a Minnesota corporation (“CRI”), Creative Realities Canada, Inc., an Ontario corporation (“CRCI”), Allure Global Solutions, Inc., a Georgia corporation (“AGSI” and together with CRI and CRCI, the “Existing Borrowers”) and Reflect Systems, Inc., a Delaware corporation (“Reflect” or “New Borrower” and together with the Existing Borrowers, each a “Borrower” and collectively, referred to herein as the “Borrowers”); and Slipstream Communications, LLC, an Anguillan limited liability company (“Lender”).

RECITALS

A. Borrowers (other than Reflect) and Lender previously entered into that certain Amended and Restated Loan and Security Agreement dated March 7, 2021 (the “Existing Credit Agreement”) pursuant to which Lender made to the Existing Borrowers and to Creative Realities, LLC, a Delaware limited liability company (“CRLLC”) and Conexus World Global, LLC, a Kentucky limited liability company (“Conexus” and together with CRLLC being the “Liquidating Borrowers”): (i) a revolving loan in the original principal amount of up to $1,000,000.00 (the “Existing Revolving Loan”); (ii) a term loan in the original principal amount of $4,557,433.58 (the “Existing Consolidation Term Loan”); and (iii) a convertible term loan in the original principal amount of $2,286,213.41 (the “Existing Special Convertible Loan” and together with each of the loans set forth in (i) and (ii) above, collectively, the “Existing Loans”). Each of the Existing Loans is evidenced by a promissory note with a maximum principal amount equal to the amount of the Existing Loan set forth in this Recital A (collectively, the “Existing Notes”).

B. As of the date hereof, the outstanding principal amount together with accrued and unpaid interest of the Existing Loans evidenced by the Existing Notes are as follows: (i) the Existing Revolving Loan, $0.00 principal plus accrued but unpaid interest of $0.00; (ii) the Existing Consolidation Term Loan, $4,767,031.47 principal plus accrued but unpaid interest of $0.00; (iii) the Existing Special Convertible Note, $2,418,287.59 principal plus accrued but unpaid interest of $0.00 (the principal amounts outstanding plus the accrued but unpaid interest thereon as of the Closing Date, collectively referred to herein as, the “Existing Advances”).

C. Existing Borrowers have requested that Lender (i) restructure the Existing Advances, and (ii) make a new loan to Borrowers in an original principal amount of $10,000,000.00 for the purpose of consummating the acquisition of New Borrower by CRI.

D. Lender has agreed to the amendment and restatement of the Existing Credit Agreement and replacement of the Existing Notes by the terms of this Agreement so long as (i) the security interests, Liens and pledges granted to the Lender in the Existing Credit Agreement are preserved and reaffirmed, (ii) the execution and delivery of this Agreement and the documents and instruments executed in connection herewith not (a) effect a discharge or novation of any indebtedness or other obligation of the Existing Borrowers under the Existing Credit Agreement or any of the Existing Notes, but rather a restatement and substitution of certain of the terms governing the payment and performance of such indebtedness and other obligations, or (b) release Existing Borrowers of any of their Obligations under any Loan Documents or adversely affect any of the Lender’s rights under any of the Loan Documents, (iii) all security agreements, Liens, security interests, pledges and guarantees granted in accordance with the Existing Credit Agreement remain in full force and effect in favor of the Lender, and (iv) Reflect becomes a Borrower under this Agreement and executes such other Loan Documents as may be required by the Lender, pursuant to which Review will also pledge and grant a Lien on all of its assets to secure its obligations under this Agreement.

E. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in Schedule A.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. AMOUNT AND TERMS OF CREDIT

1.1 Existing Advances. Borrowers acknowledge and agree that (a) as of the Execution Date, the outstanding principal balance of the Existing Advances including accrued and unpaid interest under the Existing Notes are as set forth in Recital B, above; (b) on the Closing Date, (i) the Existing Revolving Loan shall be terminated and no longer available to the Borrowers; (ii) the Credit Agreement and the Existing Notes shall be amended, restated, replaced and superseded in their entirety by this Agreement and the Notes (as defined below), (ii) the Existing Advances outstanding under the Existing Consolidation Term Loan and the Existing Special Convertible Term Loan together with the accrued but unpaid interest thereon from February 1, 2022 to the Closing Date shall be deemed to be advances under the Consolidation Term Loan made pursuant to Section 1.2, below.

1.2 Consolidation Term Loan. Subject to the terms and conditions of this Agreement, Lender is hereby deemed to make an Advance on the Closing Date under a term loan (the “Consolidation Term Loan”) in the principal amount equal to the sum of the Existing Advances outstanding on the Closing Date under the Existing Consolidation Term Loan and the Existing Special Convertible Term Loan (which as of the Closing Date are deemed made under the Consolidation Term Loan to Borrowers). For purposes of clarity, it is understood that in making the Consolidation Term Loan the Lender is not providing any additional funds to Borrowers. Amounts repaid under the Consolidation Term Loan may not be reborrowed. The Consolidation Term Loan shall be evidenced by a promissory note in form and substance acceptable to the Lender (the “Consolidation Term Note,” which shall be delivered in restatement of and replacement for (but not in repayment or satisfaction of) the Existing Consolidation Term Note and the Existing Special Convertible Term Note.

1.3 2022 Acquisition Term Loan. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make a single Advance on the Closing Date to the Borrowers under a term loan (the “2022 Acquisition Term Loan”) in the principal amount equal to Ten Million and No/100 Dollars ($10,000,000.00). Amounts repaid under the 2022 Acquisition Term Loan may not be reborrowed. The 2022 Acquisition Term Loan shall be evidenced by a promissory note in form and substance acceptable to the Lender (the “2022 Acquisition Term Note”). Subject to the terms and conditions of this Agreement on the Closing Date Lender shall make the 2022 Acquisition Term Loan pursuant to that certain Instruction Letter dated as of the date hereof by CRI and acknowledged and agreed by Lender.

1.4 Evidence of Indebtedness; Single Loan. Each of the loans set forth in Sections 1.1 through 1.3, above (collectively referred to herein as, the “Loans”) shall be evidenced by this Agreement. Upon the request of Lender, Borrowers will execute and deliver promissory notes evidencing any or all of the Loans then outstanding. The Loans and all other Obligations of the Borrowers to Lender arising in connection with this Agreement and the other Loan Documents shall constitute one general obligation of the Borrowers, secured by all of the Collateral.

1.7 Use of Proceeds. Borrowers shall use the proceeds of the 2022 Acquisition Term Loan solely for the acquisition of Reflect and the proceeds of the Consolidation Term Loan solely for the general business requirements of the Borrowers.

1.8 Interest. Borrowers shall pay interest to Lender on the outstanding balance of the Loans at the applicable Loan Rate. All computations of interest shall be made by Lender on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest or fee is payable. In no event will Lender charge interest at a rate exceeding the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable; provided, however, that if the interest rate exceeds the highest rate of interest permissible under any law applicable to one or more Borrowers, as so determined, that shall not affect the interest rate chargeable to any other Borrower to which such law is not applicable. Effective upon the occurrence of an Event of Default and so long as the same shall be continuing, the Loan Rate shall automatically be increased by six percentage points per annum (6.0%) (such increased rate, the “Default Rate”). Notwithstanding anything to the contrary, that portion of any interest which is the Default Rate shall be paid in cash. In the event that the Loan Rate or the Default Rate exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable to one or more Borrower, then the Loan Rate and/or the Default Rate shall be the maximum amount as allowed by applicable law; provided, however, that if the interest rate exceeds the highest rate of interest permissible under any law applicable to one or more Borrowers, as so determined, that shall not affect the interest rate chargeable to any other Borrower to which such law is not applicable. Interest shall accrue on the principal balance of the Loans and shall be paid on a monthly basis and all then-accrued but unpaid interest shall be paid on the Maturity Date. All accrued and unpaid interest existing after the Termination Date, shall be paid upon demand made by Lender.

1.9 Warrants. On the Closing Date, CRI will execute and deliver to the Lender, the Warrant in substantially the form attached hereto as Exhibit A.

1.10 Payments. Borrowers hereby jointly and severally promise to pay the amounts outstanding under the Loans as follows:

(a) Cash Interest Only. Commencing on March 1, 2022 and on the first day of each month, up to and including February 1, 2025, Borrowers shall make a payment of any accrued and unpaid interest on the Loans to Lender in cash.

(c) Principal and Interest. Commencing on September 1, 2023, and on the first day of each month thereafter until the Maturity Date, Borrowers shall make a payment on the Consolidation Term Loan, in an equal monthly installment of principal sufficient to fully amortize the Consolidation Term Loan in eighteen equal installments.

(d) Payment in full at Maturity. On the Maturity Date, Borrowers shall pay all outstanding principal remaining on the Loans together with any accrued and unpaid interest related thereto.

If any interest or any other payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day.

1.11 Prepayment Premium. Borrowers may prepay all or a portion of any Loan at any time without premium or penalty.

1.12 Receipt of Payments. Borrowers shall make each payment under this Agreement without set-off, counterclaim or deduction, and free and clear of all Taxes, not later than 5:00 p.m., New York City time on the day when due in lawful money of the United States of America in immediately available funds to such account as Lender shall designate in writing to CRI from time to time (the “Payment Account”). For purposes of computing interest and fees, all payments shall be deemed received by Lender on the day of receipt of immediately available funds. All payments of principal, interest, fees and other Obligations shall be paid in cash in U.S. Dollars.

1.13 Failure to Pay in Full. In the event that at any time any payments are due under this Agreement and less than the full amount is paid by Borrowers, such payments shall first be applied in unpaid fees, then to accrued but unpaid interest on each Loan in such amounts as Lender in its sole and complete discretion shall determine and then to all principal then due in such amount for each Loan as Lender in its sole and complete discretion shall determine.

1.14 Joinder. By executing and delivering this Agreement, Reflect hereby becomes a party hereto for all purposes (including, without limitation, the security interest provisions set forth in this Agreement) and a Borrower hereunder.

2. CONDITIONS

2.1 Conditions Precedent. Lender shall not be obligated to make any Advance or deemed to make any Advance, or to perform any other action hereunder and the Existing Credit Agreement shall remain in effect, until, all of the following conditions have been satisfied in form and substance satisfactory to Lender and its counsel and Lender and its counsel have received evidence thereof satisfactory to them:

(a)	the Loan Documents have been executed and delivered by the Borrowers on or before the Closing Date, including for purposes of clarity the filing of the UCC-1 evidencing the security interest granted by Reflect in this Agreement, and Lender and its counsel shall have received evidence of the filing thereof;

(b)	Lender has received executed Notes, with the principal amounts filled in pursuant to this Agreement;

(c)	Officers’ Certificates by officers of each Borrower;

(d)	Lender has received UCC (or in the case of CRCI, the PPSA), judgment, and tax lien search results with respect to each Borrower from each Borrower’s jurisdiction of formation;

(e)	all Indebtedness of Reflect has been repaid and all security interests with respect thereto have been released, including Reflect’s lender’s filings with the U. S. Patent and Trademark Office;

(f)	the Merger (as defined in the Merger Agreement) has become effective pursuant to the terms of the Merger Agreement on or before the Closing Date; and

(g)	the “Purchaser” under the Equity Purchase Agreement has issued a waiver to CRI sufficient to permit CRI to issue the Warrant under this Agreement to Lender, notwithstanding the prohibition set forth in Section 4.12 of the Equity Purchase Agreement.

2.2 Additional Conditions. The obligations of the Lender hereunder in connection with the Closing are subject to the following conditions being met:

(a)	the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Borrowers contained herein (unless as of a specific date herein);

(b)	all obligations, covenants and agreements of the Borrowers required to be performed at or prior to the Closing Date shall have been performed;

(c)	the delivery by the Borrowers of the items set forth in Section 2.1 of this Agreement;

(d)	there shall have been no Material Adverse Effect with respect to the Borrowers since the date hereof; and

(e)	no Default or Event of Default under the Existing Credit Agreement shall have occurred and be continuing and no Default or Event of Default shall occur under this Agreement upon the Closing Date.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Lender to enter into this Agreement and to make the Loans, each Borrower hereby jointly and severally represents and warrants to Lender (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promises to and agrees with Lender until the Termination Date as follows:

3.1 Corporate Existence; Compliance with Law. Each Borrower: (a) is, as of the Closing Date, and will continue to be at all times (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified to do business and in good standing (or comparable status in the case of CRCI) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Requirements of Law, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) has and will continue to have (i) the requisite corporate power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted, and (ii) all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over such Borrower that are necessary or appropriate for the conduct of its business.

3.2 Executive Offices; Corporate or Other Names. (a) Each Borrower’s name as it appears in official filings in the state or province of its incorporation or organization, (b) the type of entity of each Borrower, (c) the organizational identification number issued by each Borrower’s state or province of incorporation or organization or a statement that no such number has been issued, (d) each Borrower’s state or province of organization or incorporation, and (e) the location of each Borrower’s chief executive office, corporate offices, other locations of Collateral and locations where records with respect to Collateral are kept, are as set forth in Disclosure Schedule 3.2 and, except as set forth in such schedule, such locations have not changed during the preceding 12 months.

3.3 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party, and the creation of all Liens provided for herein and therein: (a) are and will continue to be within the Borrower’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or, conflict with, or breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of any Borrower, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing debt or otherwise) or other understanding to which any Borrower is a party or by which any property or asset of any Borrower is bound or affected or any other Contractual Obligation of any Borrower, including the Merger Agreement and the Equity Purchas Agreement; (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Encumbrances) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person. As of the Closing Date, each Loan Document shall have been duly executed and delivered on behalf of Borrowers, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of all Borrowers, enforceable against them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

3.4 Financial Statements; Books and Records. All Financial Statements are true, correct and complete and reflect fairly and accurately the financial condition of the Existing Borrowers (on a consolidated basis) and Reflect as of the date thereof in accordance with GAAP, except (solely with respect to any interim Financial Statements) the absence of footnotes and normal year-end adjustments. Borrowers shall keep adequate Books and Records with respect to the Collateral and their business activities in which proper entries, reflecting all consolidated and consolidating financial transactions, and payments and credits received on, and all other dealings with, the Collateral, will be made in accordance with GAAP and all Requirements of Law and on a basis consistent with the Financial Statements.

3.5 Material Adverse Change. Since the date of Borrowers’ most recently audited Financial Statements, no events have occurred that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. Borrowers are not in default, and to Borrowers’ knowledge no third party is in default, under or with respect to any of its Contractual Obligations, that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

3.6 No Default or Event of Default. As of the Execution Date and as of the Closing Date no Default or Event of Default shall have occurred and be continuing.

3.7 Real Estate; Property. The real estate listed in Disclosure Schedule 3.7 constitutes all of the real property owned, leased, or used by Borrowers in their business, and Borrowers will not execute any material agreement or contract in respect of such real estate after the date of this Agreement without giving Lender written notice thereof. Borrowers hold and will continue to hold good and marketable fee simple title to all of its owned real estate, and good and marketable title to all of its other properties and assets, and valid and insurable leasehold interests in all of its leases (both as lessor and lessee, sublessee or assignee), and none of the properties and assets of Borrowers are or will be subject to any Liens, except Permitted Encumbrances.

3.8 Outstanding Indebtedness; PPP Loans. All outstanding Indebtedness of Borrowers as of the Closing Date, including a statement as to whether such Indebtedness is secured or unsecured and, if secured, what constitutes the collateral security therefor, is disclosed on Disclosure Schedule 3.8. All Paycheck Protection Program loans of the Borrowers have been forgiven and all proceeds of such loans were used only in accordance with the laws, rules and regulations applicable to said Program.

3.9 Government Regulation. Borrowers are not subject to or regulated under any domestic or foreign federal, national, provincial or state statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Loan Documents. The making of the Loans, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law.

3.10 Taxes. Except as disclosed in Disclosure Schedule 3.10, all Tax returns, reports and statements required by any Governmental Authority to be filed by Borrowers have, as of the Closing Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and no Tax Lien has been filed against Borrowers or their property. Proper and accurate amounts have been and will be withheld by Borrowers from their employees for all periods in compliance with all Requirements of Law and such withholdings have and will be timely paid to the appropriate Governmental Authorities. Except as described on Disclosure Schedule 3.10, (i) no Borrower is liable for any Taxes of any other Person pursuant to any agreement, and (ii) to Borrowers’ knowledge, no Borrower is liable for any Taxes as a transferee.

3.11 Litigation. No Litigation is pending or, to Borrowers’ knowledge, threatened by or against any Borrower or against Borrowers’ properties or revenues, nor to Borrowers’ knowledge is there any basis for any Litigation (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule 3.11, as of the Closing Date there is no Litigation pending or threatened against any Borrower that seeks damages in excess of $10,000 or injunctive relief, or that alleges criminal misconduct of any Borrower. Borrowers shall notify Lender promptly in writing upon learning of the existence, threat or commencement of any Litigation against Borrowers or any allegation of criminal misconduct against any Borrower.

3.12 Intellectual Property. As of the Closing Date, Borrowers own, or are licensed to use, all Intellectual Property necessary to conduct their business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect. Borrowers will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and Borrowers will promptly patent or register, as the case may be, all material new Intellectual Property.

3.13 Conduct of Business. Each Borrower (a) shall conduct its business substantially as now conducted or as otherwise permitted hereunder, and (b) shall at all times maintain, preserve and protect all of the Collateral and Borrower’s other property, used or useful in the conduct of its business and keep the same in good repair, working order and condition (ordinary wear and tear excepted) and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

3.14 SEC Filings. CRI has filed all reports, schedules, forms, statements and other documents required to be filed by CRI under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. CRI has never been an issuer subject to Rule 144(i) under the Securities Act.

3.15 Solvency. Each of the Borrowers is solvent.

3.16 Merger Agreement. The representations and warranties of CRI, Reflect and the other parties to the Merger Agreement set forth in the Merger Agreement were true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and are true and correct on the Closing Date. The Merger Agreement has not been modified or amended. No party to the Merger Agreement has breached any covenants or failed to perform any of its obligations under the Merger Agreement or has waived any conditions to the consummation of the transactions contemplated thereby.

3.17 Equity Purchase Agreement. The representations and warranties of CRI set forth in the Equity Purchase Agreement were true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and are true and correct on the Closing Date. Except as set forth on Disclosure Schedule 3.17, the Equity Purchase Agreement has not been modified or amended. CRI has not breached any covenants or failed to perform any of its obligations under the Equity Purchase Agreement or has waived any conditions to the consummation of the transactions contemplated thereby.

3.18 Liquidating Borrowers. The Liquidating Borrowers have been dissolved, their businesses wound up and their assets distributed to one or more Borrowers, all in accordance with the applicable laws of their respective state of organization.

3.19 Full Disclosure. No information contained in any Loan Document, the Financial Statements or any written statement furnished by or on behalf of any Borrower under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.20 Reservation of Securities. CRI shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Warrants in such amounts as may then be required to issue all of the shares underlying the Warrants.

3.21 Further Assurances. At any time and from time to time, upon the written request of Lender and at the sole expense of Borrowers, Borrowers shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve and maintain Lender’s rights in any Collateral, or (c) to enable Lender to exercise all or any of the rights and powers herein granted.

4. REPORTS AND NOTICES

4.1 Reports and Information. From the Closing Date until the Termination Date, Borrowers shall deliver to Lender such reports and information as Lender may reasonably request.

4.2 Notices. Borrowers shall advise Lender promptly, in reasonable detail, of: (a) any Lien, other than Permitted Encumbrances, attaching to or asserted against any of the Collateral; or (b) the occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect.

5. NEGATIVE COVENANTS

Borrowers covenant and agree that, without Lender’s prior written consent, from the Closing Date until the Termination Date, Borrowers shall not, directly or indirectly, by operation of law or otherwise:

(a) form any subsidiary or merge with or into, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or make any investment in or make any loan or advance to, any Person;

(b) cancel any debt owing to it or create, incur, assume or permit to exist any Indebtedness, except: (i) the Obligations, (ii) Indebtedness existing as of the Closing Date (including increases, extensions, renewals and replacements thereof; provided, however that this parenthetical shall not apply to the Reflect Note) and listed on Disclosure Schedule 3.8,or amend or waive any provision of the Reflect Note or prepay any portion of the Reflect Note, (iii) deferred Taxes, (iv) by endorsement of Instruments or items of payment for deposit to the general account of Borrower, (v) Purchase Money Indebtedness, (v) unsecured Indebtedness incurred after the Closing Date that is junior to the Obligations in an aggregate amount outstanding at any time not to exceed $500,000;

(c) make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect or engage in any business other than that presently engaged in or proposed to be engaged in on the Closing Date, or amend its Articles of Incorporation (or Articles or Certificate of Organization, as applicable) or Bylaws or other organizational documents;

(d) create or permit any Lien on any of its properties or assets, except for Permitted Encumbrances including those set forth on Disclosure Schedule 5(d);

(e) sell, transfer, issue, convey, assign or otherwise dispose of any of its material assets or properties;

(f) change (i) its name as it appears in official filings in the state or province of its incorporation or organization, (ii) its chief executive office, corporate offices or other Collateral locations, or location of its records concerning the Collateral, (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its state or province of incorporation or organization, or (v) its state or province of incorporation or organization, in each instance without giving at least 30 days prior written notice thereof to Lender and taking all actions, at Borrowers’ expense, deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens upon the Collateral; or

(g) make or permit any Restricted Payment.

6. SECURITY INTEREST

6.1 Grant of Security Interest. As collateral security for the prompt and complete payment and performance of the Obligations, each Borrower hereby grants and reaffirms its grant pursuant to the Existing Credit Agreement to the Lender a security interest in and Lien upon (and all such comparable rights under the PPSA with respect to CRCI) all of its property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including without limitation all of the following property (collectively, the “Collateral”):

(i) all Accounts, as such capitalized term is defined in the Code;

(ii) all Deposit Accounts, as such capitalized term is defined in the Code, all other bank accounts and all funds on deposit therein;

(iii) all money, cash and cash equivalents;

(iv) all Investment Property, as such capitalized term is defined in the Code;

(v) all stock; provided however in the case of the stock of CRCI, only 60% of its voting stock);

(vi) all Goods, including Inventory, Equipment and Fixtures, as such capitalized terms are defined in the Code;

(vii) all Chattel Paper, Documents and Instruments, as such capitalized terms are defined in the Code;

(viii) all Books and Records;

(ix) all General Intangibles, including all Intellectual Property, contract rights, including all of Borrowers’ rights under the Merger Agreement (including rights to indemnification), choses in action, Payment Intangibles and Software, as such capitalized terms are defined in the Code;

(x) all Letter-of-Credit Rights, as such capitalized term is defined in the Code;

(xi) all Supporting Obligations, as such capitalized term is defined in the Code; and

(xii) to the extent not otherwise included, all Proceeds (as such capitalized term is defined in the Code), tort claims, insurance claims, indemnification claims under the Merger Agreement and other rights to payment not otherwise included in the foregoing, and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing.

6.2 Other Agreements and Acknowledgments. Each Borrower and Lender agree that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Lender in the manner described herein. Borrowers represent, warrant and promise to Lender that: (i) each Borrower has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Encumbrances; (ii) the security interests granted pursuant to this Agreement will, upon completion of filings and other actions required under applicable law, constitute valid perfected security interests in all of the Collateral in favor of the Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from Borrowers (other than purchasers of Inventory in the ordinary course of business) and such security interests will, upon the satisfaction of the aforementioned conditions, be prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Encumbrances that have priority by operation of law; and (iii) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Encumbrances. Borrowers promise to defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever.

6.3 Collection of Outstanding Accounts. Borrowers agree to use commercially reasonable efforts, and consistent with past practices, to collect on the Accounts.

7. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Lender in accordance with Section 11.3 or until cured by Borrowers:

(a) Borrowers shall fail to make any payment in respect of any Obligations when due and payable or declared due and payable;

(b) Borrowers shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in this Agreement or any of the other Loan Documents with no cure having been effected (to the extent capable of being cured) by Borrowers within (i) ten (10) days with respect to Section 2.3, Section 5(b) and Section 5(g) above, and (ii) twenty (20) days with respect to other provisions not enumerated in this Section 7.1, after the occurrence thereof (such ten-day cure period not being applicable to the conditions subsequent in Section 2.3, above);

(c) an event of default shall occur under any Contractual Obligation of the Borrowers (other than this Agreement and the other Loan Documents), and such event of default (i) involves the failure to make any required payment, whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding the Minimum Actionable Amount, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding the Minimum Actionable Amount, to become due prior to its stated maturity or prior to its regularly scheduled date of payment;

(d) any representation or warranty in this Agreement or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Lender by Borrowers shall be materially untrue or incorrect as of the date when made or deemed made;

(e) Borrowers shall fail to pay, as or when due, or fail or neglect to perform or breach any Contractual Obligations under or in connection with the Merger Agreement or the Equity Purchase Agreement which might reasonably have a Material Adverse Effect; or Reflect Exit Corporation breaches the Lien Subordination Agreement between it and Lender;

(f) there shall be commenced against Borrowers any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that remains unstayed or undismissed for 30 consecutive days; or Borrowers shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or made or suffered a transfer of any of its property or the incurring of an obligation that may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

(g) a case or proceeding shall have been commenced involuntarily against any Borrower in a court having competent jurisdiction seeking a decree or order: (i) under the United States Bankruptcy Code or any other applicable federal, national, provincial, state or foreign bankruptcy or other similar law, and seeking either (A) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (B) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for 60 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

(h) Any Borrower shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (e) or (f) of this Section or clauses (i) and (ii) of this paragraph, or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(i) a judgment or judgments for the payment of money in excess of the Minimum Actionable Amount in the aggregate shall be rendered against Borrowers, unless the same shall be fully covered by insurance and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within 15 days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of 15 days from the date of such judgment.

7.2 Remedies. (a) If any Default shall have occurred and be continuing, then Lender may, upon written notice to Borrowers, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of any Event of Default specified in Sections 7.1 (f), (g) or (h), the Obligations shall become immediately due and payable without presentment, protest, declaration, notice or demand by Lender, all of which are expressly waived by Borrower.

(b) Without limiting the generality of the foregoing, Borrowers expressly agree that upon the occurrence of any Event of Default, Lender may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale, to the extent permitted by law, to purchase for the benefit of Lender the whole or any part of said Collateral so sold. Such sales may be adjourned, or continued from time to time with or without notice. Lender shall have the right to conduct such sales on Borrowers’ premises or elsewhere and shall have the right to use any Borrower’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Lender deems necessary or advisable.

(c) Upon the occurrence and during the continuance of an Event of Default and at Lender’s request, Borrowers agree, to assemble the Collateral and make it available to Lender at places that Lender shall reasonably select, whether at its premises or elsewhere. Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Lender deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Lender shall have no obligation to Borrowers to maintain or preserve the rights of Borrowers as against third parties with respect to any Collateral while such Collateral is in the possession of Lender. Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Lender’s remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, Borrowers waive all claims, damages, and demands against Lender, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of such Person. Borrowers agree that ten days’ prior notice by Lender to Borrowers of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

(d) Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

7.3 Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by Lender upon receipt to the Obligations in such order as Lender may deem advisable in its sole and complete discretion, and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Lender of any other amount required by any provision of law, including Sections 9-608(a)(l) and 9-615(a)(3) of the Code (but only after Lender has received what Lender considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Borrowers or their representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

8. REGISTRATION RIGHTS; INDEMNIFICATION.

8.1 Registration Rights.

(a) CRI previously filed with the Commission a registration statement on Form S-3 registering the resale of certain shares of the common stock of CRI previously issued under the Existing Loan Agreement (as amended from time to time, the “Registration Statement”). CRI will agree to make such filings as are necessary to keep the Registration Statement effective until the earliest of (i) such time as all Shares (as defined in the Existing Credit Agreement as in effect immediately prior to its amendment hereby) held by Lender and registered under the Registration Statement have been sold; or (ii) the date on which Lender may sell such Shares without restriction under Rule 144 promulgated under the Securities Act (including, without limitation, volume restrictions). If after the date the Registration Statement is declared effective, Lender seeks to sell the Shares, CRI shall take all actions reasonably necessary to allow, and shall use reasonable best efforts to ensure that CRI’s transfer agent and counsel facilitate the sale or transfer of the subject Shares pursuant to the Registration Statement.

(b) CRI shall:

(i) advise Lender within two (2) business days:

(1) when any post-effective amendment thereto has become effective;

(2) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information with respect thereto;

(3) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(4) of the receipt by CRI of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) if it learns that any statement included in the Registration Statement or related prospectus is misleading and omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, CRI shall not, when so advising Lender of such events, provide Lender with any material, nonpublic information regarding CRI;

(ii) use its commercially reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;

(iii) upon the occurrence of any event contemplated above, except for such times as CRI is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, CRI shall use its best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to Lender, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv) furnish to the Lender such number of copies of the prospectus, including all amendments and supplements thereto as well as the preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Shares;

(v) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Participating Holders; provided, however, that CRI shall not be required in connection therewith or as a condition thereto to qualify to do business in, or to file a general consent to service of process in, or to subject itself to taxation in regard to its ordinary operations by, any such states or jurisdictions;

(vi) use its commercially reasonable best efforts to cause all the Shares to be listed on each securities exchange or market, if any, on which equity securities issued by CRI have been listed; and

(vii) use its commercially reasonable best efforts to take all other steps necessary to effect the registration of the Shares.

(c) Borrower’s obligations under this Section 8.1 shall survive the termination of this Agreement.

8.2 Indemnification. CRI shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless Lender (to the extent a seller under any Registration Statement), the officers, directors, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Lender (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents, affiliates, employees and investment advisers of each such controlling person (all the foregoing, the “Indemnified Parties”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, demands, suits, actions, judgments, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in any Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by CRI of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section, except to the extent, but only to the extent, that such untrue statements, untrue statements, omissions or omissions are based upon information regarding Lender furnished in writing by Lender to CRI expressly for use therein. CRI shall notify Lender promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section of which CRI is or becomes aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of any Shares by Lender. Borrower’s obligations under this Section 8.2 shall survive the termination of this Agreement.

9. SUCCESSORS AND ASSIGNS

Each Loan Document shall be binding on and shall inure to the benefit of Borrowers, Lender and their respective successors and assigns, except as otherwise provided herein or therein. Borrowers may not assign, transfer, hypothecate, delegate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior express written consent of Lender. Any such purported conveyance by Borrowers without the prior express written consent of Lender shall be void. There shall be no third-party beneficiaries of any of the terms and provisions of any of the Loan Documents.

10. RELEASE (a) Each Borrower hereby acknowledges and agrees that: (i) no Borrower or any Liquidating Borrower has any claim or cause of action against the Lender (or any of its Affiliates or its or their officers, directors, employees, managers, members, partner, shareholders, attorneys or consultants) in connection with the Loan Documents (as defined in the Existing Credit Agreement) and (ii) the Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to Borrowers and the Liquidating Borrowers under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) that are required to have been performed on or prior to the date hereof. Notwithstanding the foregoing, the Lender wishes (and Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Lender’s rights, interests, security and/or remedies under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) or under this Agreement or any other Loan Document. Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, each Borrower (for itself and each other Borrower and the Liquidating Borrowers and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Lender and each of its Affiliates and its and their managers, members, partners, officers, directors, employees, shareholders attorneys and consultants in their capacities as or for the Lender (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done directly arising out of, connected with or related to the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement), or any act, event or transaction related or attendant thereto, or the agreements of the Lender contained therein, or the possession, use, operation or control of any of the assets of any Borrower, or the making of any Loans or other Advances, or the management of such Loans or Advances or the Collateral, in each case, solely to the extent arising from any act, omission or thing whatsoever done or omitted to be done on or prior to the Closing Date.

11. GENERAL PROVISIONS

11.1 Complete Agreement; Modification of Agreement. This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). No Loan Document may be modified, altered or amended except by a written agreement signed by Lender and Borrowers.

11.2 Expenses. Borrowers agree to pay their own costs and expenses (including the fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with the preparation, negotiation, execution and delivery of, and, other than as specifically set forth herein, the performance of obligations under, the Loan Documents. Borrowers, jointly and severally, agree to also pay Lender’s costs and expenses (including the fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with the preparation, negotiation (including the negotiation of the terms of any other contemplated amendment to the Existing Credit Agreement and related documents), execution and delivery of, and, other than as specifically set forth herein, the performance of obligations under, the Loan Documents and any future amendment of or waiver under any Loan Document and the enforcement of the rights and remedies hereunder and thereunder, including reimbursing Lender for any of such costs and expenses paid by Lender.

11.3 No Waiver. Neither Lender’s failure, at any time, to require strict performance by Borrowers of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy that Lender would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of Borrowers to Lender contained in any Loan Document and no Default by Borrowers under any Loan Document shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Lender and directed to Borrowers specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and Lender shall not, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

11.4 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of Borrowers or the rights of Lender relating to any unpaid Obligation, (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Termination Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, however, that all indemnity obligations of Borrowers under the Loan Documents shall survive the Termination Date.

11.5 Notices. Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) three days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon confirmed receipt, when sent by email transmission, (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on the signature pages hereto or to such other address (or facsimile number) as may be substituted by notice given as herein provided.

11.6 Counterparts; Construction. Any Loan Document may be authenticated in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument. Valid and binding signatures to any Loan Document may be delivered in original ink, by facsimile or by email or other means of electronic transmission. All references to “including” or any similar term shall mean “including without limitation” and all references to “satisfaction” or “may” of or by Lender or its counsel or any similar term shall mean “in its sole and complete discretion.”

11.7 Governing Law. The Loan Documents and the obligations arising under the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflicts of laws.

11.8 Submission To Jurisdiction; Waiver Of Jury Trial. (A) BORROWERS HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWERS HEREBY WAIVE ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

(B) THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LENDER AND BORROWERS ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.9 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or otherwise, all as though such payments had not been made.

11.10 Joint and Several. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents.

11.11 Amendment And Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement and the Existing Notes, as amended, effective from and after the date hereof. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall constitute a novation of any indebtedness or other obligations owing to Lender under the Existing Credit Agreement and Existing Notes. As of the Closing Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrowers outstanding as of such date under the Existing Credit Agreement and Existing Notes, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by Lender.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Second Amended and Restated Loan and Security Agreement has been duly executed as of the date first written above.

BORROWERS:		LENDER:

Creative Realities, Inc.		Slipstream Communications, LLC
Creative Realities Canada, Inc.
Allure Global Solutions, Inc.
Reflect Systems, Inc.

/s/ Richard Mills		/s/ Brian Friedman
By:	Richard Mills	By:
Title:	Chief Executive Officer	Title:

Address for Notice (for all Borrowers):		Address for Notice:
Creative Realities, Inc.
Attention: Chief Financial Officer
13100 Magisterial Dr, Ste. 100
Louisville, KY 40223

SCHEDULE A – DEFINITIONS

Capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement or in the other Loan Documents) the following respective meanings:

“Advance” means any advance or deemed advance of Loan proceeds under this Agreement, as outlined in Section 1 or otherwise.

“Affiliate” means, with respect to any Person: (a) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the voting capital stock having ordinary voting power for the election of directors of such Person; (b) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (c) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as effect at the time such reference becomes operative.

“Bankruptcy Event” means the occurrence of any event referred to in either Section 7.1(g) or (h).

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or any Borrower’s business.

“Borrower” means each of Creative Realities, Inc., Creative Realities Canada, Inc., Allure Global Solutions, Inc., and Reflect Systems, Inc., and “Borrowers” means all of the foregoing and each of them individually.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Closing Date” means the time on the Business Day on which the conditions precedent set forth in Section 2.1 and 2.2 have been satisfied or specifically waived in writing by Lender, and the Consolidation Term Loan is deemed made pursuant hereto and the 2022 Acquisition Term Loan is made pursuant hereto.

“Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, then the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.

“Collateral” has the meaning assigned to it in Section 6.1.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any written agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default” means any Event of Default or any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to it in Section 1.4.

“Equity Purchase Agreement” means the Securities Purchase Agreement dated as of February 3, 2022 between CRI and the purchasers named therein.

“Event of Default” has the meaning assigned to it in Section 7.1.

“Financial Statements” means the consolidated and consolidating income statement, balance sheet and statement of cash flows of Creative Realities, Inc. and of Reflect Systems, Inc. prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” of any Person means: (a) all indebtedness of such Person for borrowed money or for the deferred or unpaid purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business and not more than 45 days past due); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title-retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all capital lease obligations; (e) all guarantees of Indebtedness of other Persons; (f) all Indebtedness referred to in clauses (a), (b), (c), (d) or (e) above that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (g) the Obligations; and (h) all liabilities under Title IV of the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“Intellectual Property” means any and all Licenses, patents, copyrights, trademarks, trade secrets and customer lists.

“IRC” and “IRS” mean respectively, the Internal Revenue Code of 1986 and the Internal Revenue Service, and any successors thereto.

“Lender” means Slipstream Communications, LLC. and in the event of the assignment by Lender of any of its rights or obligations, shall mean the assignee.

“License” means any written agreement now owned or hereafter acquired by any Person granting any right with respect to (i) any copyright or copyright registration, (ii) any invention on which a patent is in existence, (iii) the use of any trademark or trademark registration, or (iv) other license of rights or interests now held or hereafter acquired by any Person.

“Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, proxy, voting agreement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” means any claim, lawsuit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.

“Loan Documents” means this Agreement, the Warrant and all security agreements and other documents, instruments, certificates, and notices at any time delivered by any Person (other than Lender) in connection with any of the foregoing.

“Loan Rate” means (i) with respect to the Consolidation Term Loan, a fixed rate equal to ten percent (10.0%) per annum; and (ii) with respect to the 2022 Acquisition Term Loan, a fixed rate equal to eight percent (8.0%) per annum.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to or have a material adverse effect on (a) the business, assets, operations, or financial or other condition of Borrowers, (b) Borrower’s ability to pay or perform the Obligations under the Loan Documents in accordance with the terms thereof, (c) the Collateral or Lender’s Liens on the Collateral or the priority of any such Lien, or (d) Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Maturity Date” means February 17, 2025.

“Merger Agreement” means the Agreement and Plan of Merger by and among Reflect, CRI, CRI Acquisition Corporation and RSI Exit Corporation dated as of November 12, 2021, as amended by an Amendment dated February 8, 2022..

“Minimum Actionable Amount” means $100,000.

“Notes” means, collectively, the Consolidation Term Note and the 2022 Acquisition Term Note.

“Obligations” means all loans, advances, debts, expense reimbursement, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrowers to Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, whether arising under any of the Loan Documents or under any other agreement between Borrowers and Lender, and all covenants and duties regarding such amounts. This term includes all principal, interest (including interest accruing at the then-applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then-applicable Loan Rate after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrowers under any of the Loan Documents, and all principal and interest due in respect of the Loans.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for Taxes or assessments or other charges or levies, either not yet due or payable; (b) pledges or deposits securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Borrower is a party as lessee made in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $75,000; (d) deposits securing public or statutory obligations of Borrower; (e) inchoate and unperfected workers’, mechanics’, or similar liens arising in the ordinary course of business so long as such Liens attach only to Equipment, fixtures or real estate; (f) carriers’, warehousemans’, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable in an outstanding aggregate amount not in excess of $75,000 at any time so long as such Liens attach only to Inventory; (g) deposits of money securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Borrower is a party; (h) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate; (i) Purchase Money Liens securing Purchase Money Indebtedness (or rent) to the extent permitted under Section 5(b); (j) all of those Liens in existence on the Closing Date and disclosed on Disclosure Schedule 5(d) in the amounts and on the terms set forth on said schedule; and (k) Liens in favor of Lender securing the Obligations.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether domestic or foreign, federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“PPSA” means the Personal Property Security Act of the province of Ontario.

“Purchase Money Indebtedness” means (a) any Indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, (b) any Indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof.

“Purchase Money Lien” means any Lien upon any fixed assets which secures the Purchase Money Indebtedness related thereto, but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

“Real Property” has the meaning assigned to it in Section 3.6.

“Reflect Note” means that certain Note and Security Agreement, dated February 17, 2022, made by CRI and Reflect payable to the order of RSI Exit Corporation.

“Requirement of Law” means as to any Person, the Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means: (a) the declaration or payment of any cash dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s capital stock; (b) any payment or distribution made in respect of any subordinated Indebtedness of Borrowers in violation of any subordination or other agreement made in favor of Lender; (c) any prepayment on account of the Reflect Note; and (d) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s capital stock or any other payment or distribution made in respect of any thereof, either directly or indirectly; provided, however, that no payment to Lender shall constitute a Restricted Payment.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender.

“Termination Date” means the date on which all Obligations under this Agreement are indefeasibly paid in full, in cash, and Borrowers shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement.

“Warrants” means the Warrants issued by CRI to Lender set forth on Schedule B hereto, including but not limited to Warrant issued by CRI to Lender in connection with this Agreement (in substantially the form attached hereto as Exhibit A), or the Existing Agreement and any amendment to the Existing Agreement, including the Warrant dated on or about August 17, 2016, the Warrant dated November 13, 2017, the Warrant dated January 6, 2018 and the Warrant dated April 27, 2018, and any replacements or substitutions thereof.

Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied. All capitalized terms used in this Agreement or other Loan Documents but undefined shall, unless the context indicates otherwise, have the meanings provided for by the Code. The words “herein,” “hereof’ and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (e) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.